Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Katie Strohacker, Senior Director, Investor Relations
(617) 796-8232

Hospitality Properties Trust Announces Redemption of 11.6 Million Outstanding 7.125% Series D Cumulative Redeemable Preferred Shares

Newton, MA (January 12, 2017): Hospitality Properties Trust (Nasdaq: HPT) today announced that it will redeem all of its 11.6 million outstanding 7.125% Series D Cumulative Redeemable Preferred Shares (CUSIP No.: 44106M607 and Nasdaq: HPTRP) ("Series D Preferred Shares") at the stated Liquidation Preference price of $25 per share plus accrued and unpaid dividends to the date of redemption. This redemption is expected to occur on or about February 10, 2017. Dividends will cease to accrue on the Series D Preferred Shares as of the redemption date. Holders who hold Series D Preferred Shares through the Depository Trust Company (DTC) will be redeemed in accordance with DTC’s procedures. Questions relating to the notice of redemption and related materials should be directed to Wells Fargo Shareowner Services, HPT’s transfer agent and the paying agent for the redemption of the Series D Preferred Shares, at 1-800-468-9716. The address of the paying agent is Wells Fargo Shareowner Services, Attn: Corporate Actions Department, P.O. Box 64858, St. Paul, MN 55164-0858.

HPT expects to fund this redemption with cash on hand and borrowings under its revolving credit facility.

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the Nasdaq. No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON HPT’S PRESENT EXPECTATIONS, BUT THESE STATEMENTS AND THE IMPLICATIONS OF THESE STATEMENTS MAY NOT OCCUR. FOR EXAMPLE:

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THIS PRESS RELEASE STATES THAT HPT HAS ELECTED TO REDEEM ALL OF ITS 11.6 MILLION OUTSTANDING 7.125% SERIES D PREFERRED SHARES AND THAT THIS REDEMPTION IS EXPECTED TO OCCUR ON FEBRUARY 10, 2017. HOWEVER, THE EXPECTED REDEMPTION OF THE 11.6 MILLION OUTSTANDING 7.125% SERIES D PREFERRED SHARES MAY NOT BE COMPLETED OR IT COULD BE DELAYED DUE TO THE OCCURRENCE OF UNFORSEEN OR OTHER CIRCUMSTANCES.

YOU SHOULD NOT PLACE UNDUE RELIANCE UPON THE COMPANY’S FORWARD LOOKING STATEMENTS.

EXCEPT AS REQUIRED BY LAW, THE COMPANY DOES NOT INTEND TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

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